Exhibit 10.44

Palm, Inc.

MANAGEMENT RETENTION AGREEMENT

This Management Retention Agreement was previously entered into by and between Palm, Inc. (the “Company”) and                              (the “Employee”), and is hereby amended and restated effective as of                      ,              (the “Effective Date”). This amended and restated Management Retention Agreement shall be referred to as this “Agreement.” For purposes of this Agreement, the “Company” shall include any parent or subsidiary of the Company, unless the context clearly requires otherwise.

R E C I T A L S

A. It is expected that the Company from time to time may consider a Change of Control (as defined below). The Board of Directors of Palm, Inc. (the “Board”) recognizes that such consideration can be a distraction to the Employee and can cause the Employee to consider alternative employment opportunities. The Board has determined that it is in the best interests of the Company and its stockholders to assure that the Company will have the continued dedication and objectivity of the Employee, notwithstanding the possibility, threat or occurrence of a Change of Control of the Company.

B. The Board believes that it is in the best interests of the Company and its stockholders to provide the Employee with an incentive to continue his or her employment and to motivate the Employee to maximize the value of the Company upon a Change of Control for the benefit of its stockholders.

C. The Board believes that it is imperative to provide the Employee with severance benefits upon the Employee’s termination of employment preceding or following a Change of Control that provides the Employee with enhanced financial security and incentive and encouragement to remain with the Company notwithstanding the possibility of a Change of Control.

D. Certain capitalized terms used in this Agreement are defined in Section 5 below.

The parties hereto agree as follows:

1. Term of Agreement. This Agreement shall terminate upon the date that all obligations of the parties hereto with respect to this Agreement have been satisfied.

2. At-Will Employment. The Company and the Employee acknowledge that the Employee’s employment is and shall continue to be at will, as defined under applicable law, and may be terminated by either party at any time, with or without cause or notice.

3. Change of Control Benefits.

(a) Involuntary Termination other than for Cause, Death or Disability or Voluntary Termination for Good Reason In Connection With a Change of Control. If, on or within three (3) months prior to or thirteen (13) months following a Change of Control, the Employee’s employment with the Company is terminated (i) involuntarily by the Company other than for Cause, death or Disability or (ii) by the Employee pursuant to a Voluntary Termination for Good Reason ((i) and (ii) collectively referred to herein as a “Triggering Event”), then, subject to the Employee entering into a standard form of mutual release of claims with the Company, the Company shall provide the Employee with the following benefits upon such termination:

(i) Severance Payment. A lump-sum cash payment in an amount equal to one hundred percent (100%) of the Employee’s Annual Compensation, which shall be paid promptly following such termination of employment.

(ii) Continued Employee Benefits. Company-paid medical, dental, vision and life insurance coverage at the same level of coverage as was provided to such Employee immediately prior to the Change of Control or Triggering Event, whichever is higher (the “Company-Paid Coverage”), and at the same ratio of Company premium payment to the Employee premium payment as was in effect under the Company-Paid Coverage. If the Employee’s dependents were included under the Company-Paid Coverage, such dependents shall also be covered at Company expense. Company-Paid Coverage shall continue until the earlier of (A) eighteen (18) months from the date of termination or (B) the date upon which the Employee and his or her dependents become covered under another employer’s group medical, dental, vision or life insurance plans that provide the Employee and his or her dependents with comparable benefits and levels of coverage. For purposes of Title X of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the date of the “qualifying event” for the Employee and his or her dependents shall be the date upon which the Triggering Event occurs, and each month of Company-Paid Coverage provided hereunder shall offset a month of continuation coverage otherwise due under COBRA.

(iii) Pro-Rated Bonus Payment. With respect to the fiscal year in which a Triggering Event occurs, to the extent not already paid in such fiscal year, a lump-sum cash payment equal to one hundred percent (100%) of the higher of (A) the Employee’s target bonus in effect for the fiscal year in which the Change of Control occurs or (B) the Employee’s target bonus in effect for the fiscal year in which the Triggering Event occurs, pro-rated by multiplying such bonus amount in clause (A) or (B), as applicable, by a fraction, the numerator of which shall be the number of days prior to the Employee’s termination during such fiscal year, and the denominator of which shall be three hundred and sixty-five (365).

(iv) Code Section 409A. Notwithstanding the foregoing, if the aggregate benefits payable under Sections 3(a)(i) and 3(a)(iii) hereof exceed the lesser of (i) two times the sum of the Employee’s “annualized compensation” (as such term is used in the regulations to Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”)), based on the annual rate of pay for services provided to the Company for the taxable year, or (ii) two times the maximum amount that may be taken into account under a qualified plan pursuant to Code Section 401(a)(17), then the Employee shall receive a lump sum payment equal to the limit imposed by Section 409A (under (i) or (ii) above, as applicable) promptly following the Employee’s termination of employment and the sum of the benefits payable under Sections 3(a)(i) and 3(a)(iii) in excess of the limit imposed by Section 409A shall be paid in a lump sum cash payment promptly following the six-month (6-month) anniversary of the Employee’s termination of employment.

(v) Equity Compensation Accelerated Vesting. One hundred percent (100%) of the unvested portion of any stock options, restricted stock, restricted stock units (also known as performance shares) or other Company equity compensation held by the Employee shall be automatically accelerated in full (and, as applicable, the Company’s right of repurchase shall terminate) so as to become completely vested and shall be immediately paid or issued, as the case may be (except for any stock options, the underlying shares of which shall be issued upon exercise), less any applicable withholding tax.

Notwithstanding the foregoing, in the event the Employee is employed by a subsidiary of the Company at the time of a Spin-Off of such subsidiary, then the Employee shall not be deemed to have been terminated for Cause nor shall the Employee be permitted to terminate his or her employment pursuant to a Voluntary Termination for Good Reason and receive the benefits provided for in this Section 3(a) as a result of such Spin-Off, but rather the Former Subsidiary shall assume the obligations under this Agreement as provided for in Section 7.

(b) Voluntary Resignation; Termination for Cause. If the Employee’s employment with the Company terminates by reason of the Employee’s voluntary resignation (and is not a Voluntary Termination for Good Reason), or if the Employee is terminated for Cause, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may separately be provided under another of the Company’s then-existing severance and benefits plans or pursuant to other written agreements with the Company.

(c) Disability; Death. If the Employee’s employment with the Company terminates as a result of the Employee’s Disability, or if the Employee’s employment is terminated due to the death of the Employee, then the Employee shall not be entitled to receive severance or other benefits except for those (if any) as may separately be provided under another of the Company’s then-existing severance and benefits plans or pursuant to other written agreements with the Company.

(d) Termination Apart from Change of Control. In the event the Employee’s employment is terminated for any reason, either more than three (3) months prior to the occurrence of a Change of Control or after the thirteen (13) month period following a Change of Control, then the Employee shall be entitled to receive severance and any other benefits only as may separately be provided under another of the Company’s then-existing severance and benefits plans or pursuant to other written agreements with the Company, including the Employee’s Severance Agreement. Any severance payments or severance benefits provided to the Employee by the Company in connection with the same termination of employment under another then-existing severance or benefits plan or pursuant to another written agreement with the Company shall reduce the Company’s obligation hereunder, if any, by an equivalent amount (but not below zero).

4. Golden Parachute Excise Tax.

(a) In the event that the benefits provided for in this Agreement or otherwise provided by the Company to the Employee (including, but not by way of limitation, any accelerated vesting on equity awards) (the “Total Payments”) would subject the Employee to an excise tax (the “Excise Tax”) imposed under Section 4999 of the Code, then the Company will pay the Employee (i) an amount sufficient to pay the Excise Tax and (ii) an additional amount sufficient to pay the Excise Tax and federal, state and local income and employment taxes arising from the payments made by the Company pursuant to Section 4(a)(i). Any amount required to be paid to the Employee pursuant to the preceding sentence shall be referred to as the “Gross-Up Payment.”

(b) The determination of the Employee’s Excise Tax liability and the amount, if any, required to be paid under this Section 4 will be made in writing by (i) the Company’s independent auditors, (ii) one of the four (4) largest United States accounting firms, or (iii) an accounting firm mutually agreed to by the Employee and the Company (the “Accountants”). For purposes of making the calculations required by this Section 4, the Employee shall be deemed to pay federal, state and local income taxes at the highest marginal rate in effect in the calendar year in which the Gross-Up Payment will be made, based on the Employee’s residence. The Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and the Employee shall furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 4. The Company will pay all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 4.

(c) The Accountants shall promptly determine the Gross-Up Payment after the Employee’s termination of employment (but in no event later than fifteen (15) days after the termination). The Gross-Up Payment shall be paid to the Employee within five (5) days after such Accountants’ determination. In addition, the Accountants shall make a determination of any Gross-Up Payment prior to the Employee’s termination of employment upon written request of the Employee and assuming the Employee has a reasonable basis at that time for believing that he or she may be entitled to a Gross-Up Payment under this Agreement. In the event that the initial Gross-Up Payment made to the Employee is finally determined to be too large or small, the following rules shall apply. If the initial Gross-Up Payment was too small, the Company shall promptly make an additional payment to the Employee equal to the shortfall plus any interest, penalties or additional amounts payable by the Employee with respect thereto. If the initial Gross-Up Payment is too large, then the Employee shall repay the amount of the excess to the Company plus interest on the amount of such repayment at one hundred and twenty percent (120%) of the applicable federal rate provided in section 1274 of the Code, but only to the extent that such repayment by the Employee would result in a dollar-for-dollar reduction in the Employee’s taxable income and wages for purposes of federal, state and local income and employment taxes. The Employee and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of the Excise Tax with respect to the Total Payments and associated income taxes, penalties and interest.

5. Definition of Terms. The following terms referred to in this Agreement shall have the following meanings:

(a) Annual Compensation. “Annual Compensation” shall mean an amount equal to the sum of (i) the Employee’s annual base salary and (ii) one hundred percent (100%) of the Employee’s Target Bonus as in effect in each case on the date of the Change of Control or the Triggering Event, whichever is higher.

(b) Target Bonus. “Target Bonus” shall mean the Employee’s annual bonus, assuming one hundred percent (100%) “on target” satisfaction of any objective or subjective performance milestones.

(c) Cause. “Cause” means: (i) the Employee’s willful dishonesty or fraud with respect to the business affairs of the Company; (ii) the Employee’s intentional falsification of any employment or Company records; (iii) the Employee’s misappropriation of or intentional damage to the business or property of the Company, including (but not limited to) the improper use or disclosure of the confidential or proprietary information of the Company (excluding misappropriation or damage that results in a loss of little or no consequence to the business or property of the Company); (iv) the Employee’s conviction (including any plea of guilty or nolo contendere) of a felony that, in the judgment of the Board (excluding the Employee) or its Compensation Committee, materially impairs his or her ability to perform his or her duties for the Company or adversely affects the Company’s reputation or standing in the community; or (v) the Employee’s refusal to perform any assigned duties reasonably expected of a person in his or her position after the Employee’s receipt of written notice by the Chief Executive Officer or Executive Chairman of Palm, Inc. of such refusal and a reasonable opportunity to cure (as described below).

The Employee shall be given written notice by the Company of its intention to terminate the Employee for Cause, which notice (i) shall state with particularity the grounds on which the proposed termination for Cause is based and (ii) shall be given no later than ninety (90) days after the occurrence of the event giving rise to such grounds (or ninety (90) days after such later date as represents the actual knowledge by an executive officer of Palm, Inc. (excluding the Employee) of such grounds). The termination shall be effective upon the Employee’s receipt of such notice; provided, however, that with respect to subsection (v), the Employee shall have thirty (30) days after receiving such notice in which to cure any refusal to perform (to the extent such cure is possible). If the Employee fails to cure such refusal to perform within such thirty-day (30-day) period, the Employee’s employment with the Company shall thereupon be terminated for Cause.

(d) Change of Control. “Change of Control” means the occurrence of any of the following events:

(i) Any “person” (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the “beneficial owner” (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities who is not already such as of the Effective Date of this Agreement; or

(ii) The consummation of the sale, exchange, lease or other disposition by the Company of all or substantially all the Company’s assets to a person or group of related persons (excluding any Company subsidiary), as such terms are defined or described in Sections 3(a)(9) and 13(d)(3) of the Exchange Act, in one transaction or a series of related transactions; or

(iii) The consummation of a merger, reorganization, recapitalization, consolidation, or similar transaction of the Company with any other corporation or other business entity, in one transaction or a series of related transactions, other than a merger, reorganization, recapitalization, consolidation or other similar transaction which would result in the persons who held the voting securities of the Company outstanding immediately prior thereto continuing to hold voting securities that represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger, reorganization, recapitalization, consolidation or other similar transaction (excluding any voting securities of the Company beneficially owned immediately prior thereto by that business entity engaging in the merger, reorganization, recapitalization, consolidation or similar transaction with the Company or any person who is an affiliate of such business entity immediately prior to the consummation of such merger, reorganization, recapitalization, consolidation or other similar transaction); or

(iv) A change in the composition of the Board occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. “Incumbent Directors” shall mean directors who either (A) are directors of Palm, Inc. as of the date upon which this Agreement was entered into, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of those directors whose election or nomination was not in connection with any transaction described in subsections (i), (ii) or (iii) of this Section 5(d) or in connection with an actual or threatened proxy contest relating to the election of directors to Palm, Inc.; provided, however, that no individual shall be considered an Incumbent Director if such individual initially assumed office as a result of an actual or threatened solicitation of proxies by or on behalf of anyone other than the Board (a “Proxy Contest”), including by reason of any agreement intended to avoid or settle any Proxy Contest.

(e) Disability. “Disability” shall mean that the Employee has been unable to perform his or her duties for the Company as the result of his or her incapacity due to physical or mental illness, and such incapacity can be expected to either (i) result in his or her death or (ii) last for a continuous period of not less than twelve (12) months from the initial date of such incapacity. Disability shall be determined at least sixty (60) days after the commencement of the incapacity by a physician selected by the Company or its insurers and acceptable to the Employee or the Employee’s legal representative (such agreement as to acceptability not to be unreasonably withheld or delayed). Termination resulting from Disability may only be effected after at least thirty (30) days’ written notice by the Company of its intention to terminate the Employee’s employment. In the event that the Employee resumes the performance of substantially all of his or her duties hereunder before the termination of his or her employment becomes effective, the notice of intent to terminate shall automatically be deemed to have been revoked.

(f) Former Subsidiary. “Former Subsidiary” shall mean any subsidiary of the Company that ceases to be such due to a Spin-Off.

(g) Spin-Off. “Spin-Off” shall mean the distribution of the securities of a subsidiary of Palm, Inc. to its stockholders at a time when Palm, Inc. owns at least eighty percent (80%) of such subsidiary’s securities.

(h) Voluntary Termination for Good Reason. “Voluntary Termination for Good Reason” means the Employee’s voluntary resignation after the initial occurrence of any of the following: (i) a material reduction of the Employee’s duties, title, authority or responsibilities (but excluding a change in reporting relationships unaccompanied by a material reduction in the Employee’s duties, title, authority or responsibilities) relative to the Employee’s duties, title, authority or responsibilities as in effect immediately prior to the Change of Control or immediately prior to such reduction; (ii) a material reduction by the Company in the Employee’s base salary as in effect immediately prior to the Change of Control or immediately prior to such reduction; (iii) the Employee’s relocation to a facility or working location more than thirty-five (35) miles from the Employee’s facility or working location at such time; (iv) a material reduction by the Company in the aggregate level of employee benefits to which the Employee was entitled immediately prior to the Change of Control or immediately prior to such reduction (other than a reduction that generally applies to Company employees); (v) the failure of the Company to obtain the assumption of this Agreement by any successor contemplated in Section 7(a) below; or (vi) the material breach by the Company of this Agreement or the Employee’s Offer Letter. The Employee must provide the Company a written notice of the occurrence of the foregoing conditions no later than ninety (90) days after the initial existence of such conditions. The Company may remedy the above condition(s) during the thirty (30) day period following the receipt of such notice from the Employee and upon so doing, a termination pursuant to a Voluntary Termination for Good Reason shall be deemed not to have occurred.

6. Non-Disclosure, Non-Solicitation and Other Continuing Obligations. In consideration of any severance benefits the Employee receives hereunder, the Employee agrees to continue to abide by the terms of the Employee Agreement and any related agreements that he or she executed in connection with his or her employment with the Company (including, but not limited to, the confidentiality, return of confidential information and other materials, invention assignment and non-solicitation provisions).

7. Assignment.

(a) Company’s Successors / Former Subsidiary. Any successor to the Company (whether direct or indirect and whether by purchase, merger, reorganization, recapitalization, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets or any Former Subsidiary shall assume the obligations under this Agreement and agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. For all purposes under this Agreement, the term “Company” shall include (i) any such successor to the Company’s business and/or assets which executes and delivers the assumption agreement described in this Section 7(a) or which becomes bound by the terms of this Agreement by operation of law or (ii) a Former Subsidiary.

(b) Employee’s Successors. The terms of this Agreement and all rights of the Employee hereunder shall inure to the benefit of, and be enforceable by, the Employee’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

8. Notice.

(a) General. All notices, requests, demands and other communications called for by this Agreement will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent by a well-established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Palm, Inc.

950 W. Maude Avenue

Sunnyvale, CA 94085

Attn: General Counsel

If to the Employee:

at his or her last residential address known by the Company.

(b) Notice of Termination. Any termination of the Employee by the Company for Cause or by the Employee pursuant to a Voluntary Termination for Good Reason as contemplated by Section 3(a) of this Agreement shall be communicated by a notice of termination to the other party hereto given in accordance with Section 5(c) or 5(h) of this Agreement, as applicable, and Section 8(a) of this Agreement. Such notice shall indicate the specific termination provision in this Agreement relied on, shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provision so indicated, and shall specify the termination date (which shall be not more than thirty (30) days after the giving of such notice, provided that such termination date will be tolled as necessary to comply with any cure period under Section 5(c) or 5(h), as applicable). The failure by the Employee to include in the notice any fact or circumstance which contributes to a showing of Voluntary Termination for Good Reason shall not waive any right of the Employee hereunder or preclude the Employee from asserting such fact or circumstance in enforcing his or her rights hereunder.

9. Miscellaneous Provisions.

(a) No Duty to Mitigate. The Employee shall not be required to mitigate the value of any benefits contemplated by this Agreement, nor shall any such benefits be reduced by any earnings or benefits that the Employee may receive from any other source.

(b) Amendment; Waiver. No provision of this Agreement shall be modified, waived or discharged unless the modification, waiver or discharge is agreed to in writing and signed by the Employee and by two (2) authorized officers of Palm, Inc. (other than the Employee). No waiver by either party of any breach of, or compliance with, any condition or provision of this Agreement by the other party shall be considered a waiver of any other condition or provision or of the same condition or provision at another time.

(c) Entire Agreement. This Agreement, the Employee’s Severance Agreement, the Employee’s Employee Agreement and the agreements evidencing any Company equity awards granted to the Employee represent the entire agreement and understanding between the Company and the Employee concerning the Employee’s severance arrangements with the Company and supersede and replace any and all prior agreements and understandings concerning the Employee’s severance arrangements with the Company.

(d) Choice of Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of California (with the exception of conflict of laws provisions).

(e) Severability. The parties hereto expressly agree and contract that it is not the intention of any of them to violate any public policy, statutory or common laws, rules, regulations, treaties or decisions of any government or agency thereof. In the event that any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement will continue in full force and effect without being impaired or invalidated in any way. The invalid portion of this Agreement shall be deemed to conform to a valid provision most closely approximating the intent of the invalid provision, or, if such conformity is not possible, then the invalid part shall be deemed not to be a part of this Agreement at all.

(f) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which together will constitute one and the same instrument.

(g) Legal Fees. To the extent permitted by law, the Company shall pay all legal fees, costs of litigation, prejudgment interest and other expenses incurred in good faith by the Employee as a result of the Company’s refusal to provide the benefits to which the Employee becomes entitled under this Agreement, including without limitation, the Employee’s contesting the interpretation of Cause under this Agreement; provided, however, that if the Company prevails on all material issues of dispute in connection with such legal action, then the Company shall not be obligated to reimburse the Employee for any such fees and expenses. The Employee shall not be liable for the Company’s fees or costs related to any such litigation.

10. Effect of Section 409A of the Code. Notwithstanding anything to the contrary in this Agreement, if the Company determines (i) that on the date the Employee’s employment with the Company terminates or at such other time that the Company determines to be relevant, the Employee is a “specified employee” (as such term is defined under Section 409A) of the Company and (ii) that any payments to be provided to the Employee pursuant to this Agreement are or may become subject to the additional tax under Section 409A(a)(1)(B) of the Code or any other taxes or penalties imposed under Section 409A of the Code (“Section 409A Taxes”) if provided at the time otherwise required under this Agreement, then such payments shall be delayed until the date that is six (6) months after date of the Employee’s “separation from service” (as such term is defined under Section 409A of the Code) with the Company or such shorter period that, as determined by the Company, is sufficient to avoid the imposition of Section 409A Taxes. In addition, if any provision of this Agreement would cause the Employee to incur any penalty tax or interest under Section 409A of the Code or any regulations or Treasury guidance promulgated thereunder, the Company may reform such provision to maintain to the maximum extent practicable the original intent of the applicable provision without violating the provisions of Section 409A of the Code.

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IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by its duly authorized officer, as of the day and year set forth below.

PALM, INC.

By:
Name:
Title:
Date:

[EMPLOYEE]

Date:

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